Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                  Contacts:
New York, N.Y. 10022                                        ---------
                                                            James N. Fernandez
                                                           (212)230-5315
                                                            Mark L. Aaron
                                                           (212)230-5301

                     TIFFANY REPORTS HOLIDAY SEASON RESULTS;
                     --------------------------------------
                         SALES DOWN 21% FROM PRIOR YEAR
                         ------------------------------

New York, N.Y., January 14, 2009 - Tiffany & Co. (NYSE: TIF) today reported worldwide sales results for the November-December 2008 holiday period. As expected, sales declined most significantly in Tiffany's U.S. stores and to a lesser degree in Asia-Pacific and Europe. Results are based on unaudited sales.

Worldwide net sales in the holiday period declined 21% to $687.4 million, from $867.3 million a year ago. On a constant-exchange-rate basis which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see attached "Non-GAAP Measures" schedule), net sales and comparable store sales declined 20% and 24%.

Michael J. Kowalski, chairman and chief executive officer, said, "Deteriorating global economic conditions were clearly reflected in cautious spending by Tiffany customers across the entire range of jewelry categories and price points. We believe these conditions will continue well into 2009. Nevertheless, we are committed to maintaining healthy profitability and are reviewing all elements of our cost structure."

Net sales by segment were as follows:
-------------------------------------

     o In the Americas, sales of $385.9 million in the holiday period were 30% lower than a year ago. Comparable U.S. store sales decreased 35% with similar declines experienced in the New York flagship store and across the branch stores. Combined Internet and catalog sales in the U.S. declined 21%. Sales in local currencies rose in Tiffany's stores in Canada and declined in Latin America.

     o In Asia-Pacific, sales declined 2% to $216.0 million in the holiday period. On a constant-exchange-rate basis, sales and comparable store sales declined 8% and

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          13% in the  holiday  period.  Sales  softened  progressively  in  many countries over the course of the holiday period.

     o In Europe, sales decreased 4% to $79.2 million in the holiday period. On a constant-exchange-rate basis, a 19% sales increase included a 3% comparable store sales decline and incremental sales from new stores.

     o The Company operated 206 TIFFANY & CO. stores and boutiques at December 31, 2008 (86 in the Americas, 96 in Asia-Pacific and 24 in Europe), versus 185 locations a year ago (81 in the Americas, 87 in Asia-Pacific and 17 in Europe).

     o Other sales decreased 53% to $6.3 million in the holiday period primarily due to reduced wholesale sales of diamonds.

Mr. Kowalski added that, "The holiday season represents the largest portion of fourth quarter sales, so we do not expect any improvement for the quarter that will end on January 31st. Based on that, net earnings will decline in the fourth quarter. For the full year, we expect net sales of approximately $2.85 billion and net earnings of $2.25 - $2.30 per diluted share. These estimates do not include any one-time charges in the fourth quarter related to the Company's previously-announced early retirement program or other charges that will be incurred to align Tiffany's on-going cost structure with the anticipated retail environment for luxury goods. We will quantify the annual savings to be realized from such cost reductions when we report full year results in March; we will provide sales and earnings estimates for 2009 at that time."

"While we are taking a cautious approach to planning our business for 2009, we will also continue to prudently pursue growth opportunities to further strengthen Tiffany's global presence and increase sales over the longer-term," he concluded.

Today's Conference Call
-----------------------
The Company will host a conference call today at 8:30 a.m. (Eastern Time) for management to review these results and its outlook. Investors may listen at http://investor.tiffany.com ("Events and Presentations").

Next Scheduled Announcement
---------------------------

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The  Company  expects  to report  its fourth  quarter  and full year  results on
Monday, March 23, 2009 with a conference call at 8:30 a.m. (Eastern Time) that day. To receive notifications of conference calls and news release alerts, please register at http://investor.tiffany.com ("E-Mail Alerts").

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, operating margin and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2007 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #



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                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its international sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars ("constant-exchange-rate basis"). Management believes this constant-exchange-rate measure provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

                                                         Two Months Ended
                                                         December 31, 2008
                                    --------------------------------------------------------------------

                                                                                      Constant-
                                             GAAP             Translation           Exchange-Rate
                                           Reported             Effect                  Basis
                                    --------------------------------------------------------------------
Net Sales:
----------
Worldwide                                     (21)%                (1)%                 (20)%
Americas                                      (30)%                (1)%                 (29)%
  U.S.                                        (31)%                 -                   (31)%
Asia-Pacific                                   (2)%                 6 %                  (8)%
  Japan                                         5 %                17 %                 (12)%
  Other Asia-Pacific                          (14)%               (12)%                  (2)%
Europe                                         (4)%               (23)%                  19 %


Comparable Store Sales:
-----------------------
Worldwide                                     (25)%                (1)%                 (24)%
Americas                                      (34)%                (1)%                 (33)%
  U.S.                                        (35)%                 -                   (35)%
Asia-Pacific                                   (6)%                 7 %                 (13)%
  Japan                                         2 %                17 %                 (15)%
  Other Asia-Pacific                          (19)%               (10)%                  (9)%
Europe                                        (20)%               (17)%                  (3)%




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